                                                                   EXHIBIT 12(a)

                        THE BEAR STEARNS COMPANIES INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT FOR RATIO)
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
                         (UNAUDITED)       (UNAUDITED)                            (UNAUDITED)
                         NINE-MONTHS       NINE-MONTHS        FIVE-MONTHS         FIVE-MONTHS       FISCAL YEAR     FISCAL YEAR
                            ENDED             ENDED              ENDED               ENDED             ENDED           ENDED
                       AUGUST 25, 2000   AUGUST 27, 1999   NOVEMBER 26, 1999   NOVEMBER 27, 1998   JUNE 30, 1999   JUNE 30, 1998
                       ---------------   ---------------   -----------------   -----------------   -------------   -------------
Earnings before taxes
  on income..........    $  889,205        $  998,076         $  453,592          $  189,728        $1,064,108      $1,063,492
                         ----------        ----------         ----------          ----------        ----------      ----------
Add: Fixed Charges
     Interest........     3,508,872         2,416,272          1,531,787           1,650,885         3,379,914       3,638,513
     Interest factor
      in rents.......        23,846            23,462             12,783              12,870            31,363          30,130
                         ----------        ----------         ----------          ----------        ----------      ----------
    Total fixed
      charges........     3,532,718         2,439,734          1,544,570           1,663,755         3,411,277       3,668,643
                         ----------        ----------         ----------          ----------        ----------      ----------
Earnings before fixed
  charges and taxes
  on income..........    $4,421,923        $3,437,810         $1,998,162          $1,853,483        $4,475,385      $4,732,135
                         ==========        ==========         ==========          ==========        ==========      ==========
Ratio of earnings to
  fixed charges......           1.3               1.4                1.3                 1.1               1.3             1.3
                         ==========        ==========         ==========          ==========        ==========      ==========


                        FISCAL YEAR     FISCAL YEAR     FISCAL YEAR
                           ENDED           ENDED           ENDED
                       JUNE 30, 1997   JUNE 30, 1996   JUNE 30, 1995
                       -------------   -------------   -------------
Earnings before taxes
  on income..........   $1,013,690      $  834,926      $  388,082
                        ----------      ----------      ----------
Add: Fixed Charges
     Interest........    2,551,364       1,981,171       1,678,515
     Interest factor
      in rents.......       26,516          25,672          24,594
                        ----------      ----------      ----------
    Total fixed
      charges........    2,577,880       2,006,843       1,703,109
                        ----------      ----------      ----------
Earnings before fixed
  charges and taxes
  on income..........   $3,591,570      $2,841,769      $2,091,191
                        ==========      ==========      ==========
Ratio of earnings to
  fixed charges......          1.4             1.4             1.2
                        ==========      ==========      ==========
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